[Letterhead]

EXHIBIT 16 TO FORM 8-K

March 5, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C 20549

Commissioners:

We have read Item 4 included in the Form 8-K dated March 5, 2004 of Synalloy Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Crisp Hughes Evans LLP